Exhibit 4.2.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (“Agreement”) is made as of the 24th day of September, 2024, by and between Cement Factory, LLC, a Florida limited liability company (the “Company”), and Adia Nutrition, Inc., a Nevada corporation (“Investor”).

RECITALS

WHEREAS, Investor is a publicly-traded company (trading symbol: ADIA); and

WHEREAS, The Company is an established purveyor of nutritional supplements; and

WHEREAS, Investor wishes to purchase from the Company, and the Company wishes to sell and issue to Investor, a eighteen percent (18%) membership interest in the Company (the “Subject Interest”), for certain securities of Investor, upon the terms and conditions set forth in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing” has the meaning set forth in Section 3.

“Closing Date” has the meaning set forth in Section 3.

“Company’s Knowledge” means the actual knowledge of the managers of the Company.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Investor’s Knowledge” means the actual knowledge of Larry Powalisz, the current Chief Executive Officer of the Company.

“Investor Securities” means 1,875,000 shares of preferred stock having the designations, rights and preferences set forth in Exhibit A attached hereto and made a part hereof.

“LLC Agreement” means the Operating Agreement of the Company, a copy of which is attached hereto as Exhibit B.

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“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company or Investor, as the case may be, or (ii) the ability of the Company or Investor, as the case may be, to perform its obligations under the Transaction Documents.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Purchase Price” means the Investor Securities.

“Referral Agreement” means the Sales Referral Agreement between the Company and Investor, in the form of Exhibit C attached hereto.

“Subject Interest” has the meaning set forth in the Recitals of this Agreement.

“Transaction Documents” means this Agreement and any document executed in connection herewith.

2. Purchase and Issuance of the Subject Interest. Subject to the terms and conditions of this Agreement, on the Closing Date, Investor shall purchase, and the Company shall sell and issue to Investor, the Subject Interest, in exchange for the Purchase Price.

3. Closing. Within three (3) Business Days of the date of mutual execution of this Agreement, Investor shall deliver evidence of the Company’s ownership of the Investor Securities, the Purchase Price, and the Company shall deliver evidence of investor’s ownership of the Subject Interest (“Closing” or “Closing Date”). The Closing shall occur upon confirmation that the conditions to Closing in Section 7 hereof have been satisfied. The Closing of the purchase and sale of the Subject Interest shall be deemed to have occurred upon completion of the deliveries required of the Company and Investor in the foregoing sentence.

4. Further Agreements.

4.01. LLC Agreement. As further consideration for the Company’s entering into this Agreement, the LLC Agreement shall have been duly executed by Investor at or prior to Closing.

4.02. Referral Agreement. As further consideration for Investor’s entering into this Agreement, the Referral Agreement shall have been duly executed by the Company at or prior to Closing.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that, except as set forth in the schedules and exhibits delivered herewith:

5.01 Organization, Good Standing and Qualification. The Company is a limited liability company organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to carry on its business as now conducted and to own its properties. The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary, unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, managers and directors necessary for (a) the authorization, execution and delivery of the Transaction Documents, (b) the authorization of the performance of all obligations of the Company hereunder or thereunder and (c) the authorization, issuance and delivery of the Subject Interest. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

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5.03 Capitalization. Schedule 5.03 sets forth the capitalization of the Company immediately following the consummation of this Agreement. There are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind and, except as contemplated by this Agreement, the Company is not currently in negotiations for the issuance of any equity securities of any kind. Except as described in Schedule 5.03, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the security holders of the Company relating to securities of the Company held by them.

5.04 Valid Issuance. Upon the Closing, the Subject Interest shall have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

5.05 Consents. The execution, delivery and performance by the Company require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to relevant state and federal securities laws which the Company undertakes to file within the applicable time periods. Subject to the accuracy of the representations and warranties of Investor set forth in Section 6 hereof, the Company has taken all action necessary to exempt the issuance and sale of the Subject Interest from registration under the 1933 Act.

5.06 Delivery of Information. Included in Schedule 5.06 hereto is all pertinent information regarding the Company, including its properties and its financial condition, as well as all information regarding the Building currently in the possession of the Company and its managers.

5.07 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (a) the Company’s Articles of Organization or the Company’s Operating Agreement, both as in effect on the date hereof (true and complete copies of which have been made available to Investor), or (b)(i) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its assets or properties, or (ii) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of its assets or properties is subject.

5.08 Tax Matters. The Company has timely prepared and filed all tax returns required to have been filed by the Company with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company nor, to the Company’s Know ledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company, taken as a whole. All taxes and other assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any of its assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company or any other corporations or entities.

5.09 Title to Properties. Except as disclosed in Schedule 5.09, the Company has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by it; and, except as disclosed in Schedule 5.09, the Company holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by it.

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5.10 Certificates, Authorities and Permits. The Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

5.11 Labor Matters. The Company is not (a) a party to any collective bargaining agreement or (b) delinquent in payments to any of its employees or consultants for wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date of this Agreement and as of the Closing or amounts required to be reimbursed to such employees. To the Company’s Knowledge, the Company is and has heretofore been in compliance in all respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours.

5.12 Litigation. There are no pending actions, suits or proceedings against or affecting the Company and, to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.

5.13 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

5.14 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) and Regulation D for the exemption from registration for the transactions contemplated hereby or would require registration of the Subject Interest under the 1933 Act.

5.15 Private Placement. The offer and sale of the Subject Interest to Investor as contemplated hereby are exempt from the registration requirements of the 1933 Act.

5.16 Disclosures. The written materials delivered to Investor in connection with the transactions contemplated by the Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.17 Investment Purpose. The Company is acquiring the Investor Securities for the Company’s own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act. The Company agrees not to sell, hypothecate or otherwise transfer Investor’s securities, unless such securities are registered under the federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to Investor, an exemption from such law is available.

5.18 No Other Representations or Information. In evaluating the suitability of an investment in the Investor Securities, the Company has not relied upon any representation or information (oral or written) other than as stated in the Transaction Documents. No oral or written representations have been made, or oral or written information furnished, to the Company in connection with the offering of the Investor Securities which are in any way inconsistent with the information contained in the Transaction Documents.

5.19 Restrictions on Transfer or Resale. The Company understands that there will not be any trading market for the Investor Securities, although there does exist a public trading market for the common stock of lnvestor. The Company further understands and agrees that it may never realize any economic benefit from its investment in the Investor Securities.

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6.	Representations and Warranties of lnvestor. Investor represents and warrants that:

6.01 Organization, Good Standing and Qualification. Investor is a corporation organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to carry on its business as now conducted and to own its properties. Investor is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary, unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization. Investor has full power and authority and has taken all requisite action on the part of Investor, its officers, managers and directors necessary for (a) the authorization, execution and delivery of the Transaction Documents, (b) the authorization of the performance of all obligations of Investor hereunder or thereunder and (c) the authorization, issuance and delivery of the Investor Securities. The Transaction Documents constitute the legal, valid and binding obligations of Investor, enforceable against Investor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

6.03 Capitalization. Schedule 6.03 sets forth the capitalization of Investor immediately following the consummation of this Agreement. There are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which Investor is or may be obligated to issue any equity securities of any kind and, except as contemplated by this Agreement, Investor is not currently in negotiations for the issuance of any equity securities of any kind. Except as described in Schedule 6.03, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among Investor and any of the security holders of Investor relating to securities of Investor held by them.

6.04 The Investor Securities have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

6.05 Consents. The execution, delivery and performance by Investor require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to relevant state and federal securities laws which Investor undertakes to file within the applicable time periods. Subject to the accuracy of the representations and warranties of the Company set forth in Section 5 hereof, Investor has taken all action necessary to exempt the issuance and sale of the Investor Securities from registration under the 1933 Act.

6.06 Delivery of Information. Included in Schedule 6.06 hereto is all pertinent information regarding Investor, including its properties and its financial condition.

6.07 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by Investor will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (a) Investor’s Articles of Incorporation or Investor’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to Investor), or (b)(i) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over Investor or any of its assets or properties, or (ii) any agreement or instrument to which Investor is a party or by which Investor is bound or to which any of its assets or properties is subject.

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6.08 Tax Matters. Investor has timely prepared and filed all tax returns required to have been filed by Investor with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of Investor in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against Investor nor, to Investor’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to Investor, taken as a whole. All taxes and other assessments and levies that Investor is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due.

There are no tax liens or claims pending or, to Investor’s Knowledge, threatened against Investor or any of its assets or property. There are no outstanding tax sharing agreements or other such arrangements between Investor or any other corporations or entities.

6.09 Title to Properties. Except as disclosed in Schedule 6.09, Investor has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by it; and, except as disclosed in Schedule 6.09, Investor holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently plam1ed to be made thereof by it.

6.10 Certificates, Authorities and Permits. Investor possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and Investor has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to Investor, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

6.11 Labor Matters. Investor is not (a) a party to any collective bargaining agreement or (b) delinquent in payments to any of its employees or consultants for wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date of this Agreement and as of the Closing or amounts required to be reimbursed to such employees. To Investor’s Know ledge, the Company is and has heretofore been in compliance in all respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours.

6.12 Litigation. There are no pending actions, suits or proceedings against or affecting Investor and, to Investor’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.

6.13 Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Investor.

6.14 No Integrated Offering. Neither Investor nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Investor security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by Investor on Section 4(a)(2) and Regulation D for the exemption from registration for the transactions contemplated hereby or would require registration of the Investor Securities under the 1933 Act.

6.15 Private Placement. The offer and sale of the Investor Securities to the Company as contemplated hereby are exempt from the registration requirements of the 1933 Act.

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6.16 Disclosures. The written materials delivered to the Company in connection with the transactions contemplated by the Transaction Documents do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.17 Investment Purpose. Investor is acquiring the Subject Interest for Investor’s own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act. Investor agrees not to sell, hypothecate or otherwise transfer the Company’s securities, unless such securities are registered under the federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such law is available.

6.18 No Other Representations or Information. In evaluating the suitability of an investment in the Subject Interest, Investor has not relied upon any representation or information (oral or written) other than as stated in the Transaction Documents. No oral or written representations have been made, or oral or written information furnished, to Investor in connection with the offering of the Subject Interest which are in any way inconsistent with the information contained in the Transaction Documents.

6.19 Restrictions on Transfer or Resale. Investor understands that there will not be any trading market for the Subject Interest. Investor understands further that the Subject Interest are subject to the restrictions on transfer contained in the LLC Agreement. Additionally, Investor acknowledges that it may never realize any economic benefit from its investment in the Subject Interest.

7.	Conditions to Closing.

7.01 Conditions to Obligations of Investor. The obligation of Investor to purchase the Subject Interest at the Closing is subject to the fulfillment to Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by Investor:

(a) The representations and warranties made by the Company in Section 5 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Company in Section 5 not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b) The Company shall have duly executed and delivered this Agreement.

(c) The Company shall have duly executed and delivered the Referral Agreement.

(d) The Company shall have delivered the Subject Interest to Investor.

(e) and waivers necessary or appropriate for consummation of the purchase and sale of the Subject Interest and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(t) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

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7.02 Conditions to Obligations of the Company. The Company’s obligations to sell and issue the Subject Interest at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties made by Investor in Section 6 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date. Investor shall have performed in all material respects all obligations and covenants herein required to be performed prior to the Closing Date.

(b) Investor shall have duly executed and delivered this Agreement.

(c) Investor shall have duly executed and delivered the LLC Agreement.

(d) Investor shall have delivered the Purchase Price to the Company.

(e) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Subject Interest and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(t) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

7.03 Termination by Either the Company or Investor. Either the Company or Investor shall have the right to terminate this Agreement, if the Closing fails to occur prior to September 30, 2024.

8.	Miscellaneous.

8.01 Legal Representation. Each of the Company and Investor acknowledges that each has utilized separate legal counsel with respect to this Agreement and the transactions contemplated hereby.

8.02 Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

8.03 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.04 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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8.05 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (a) if given by personal delivery, then such notice shall be deemed given upon such delivery, (b) if given by e-mail, then such notice shall be deemed given upon completion of transmittal, (c) if given by mail, then such notice shall be deemed given upon the earlier of (i) receipt of such notice by the recipient or (ii) three days after such notice is deposited in first class mail, postage prepaid, and (d) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:	Cement Factory, LLC 4455 Old Bear Run, Winter Park, Florida 32792

If to Investor:	Adia Nutrition, Inc. 4421 Gabriella Lane, Winter Park, Florida 32792

8.06 Expenses. The parties hereto shall pay their own costs and expenses in connection herewith.

8.07 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Subject Interest purchased under this Agreement at the time outstanding, each future holder of all such Subject Interest and the Company.

8.08 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

8.09 Entire Agreement. This Agreement, including the Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

8.10 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

8.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to the choice of law principles thereof.

8.12 Arbitration. In the event of a dispute between the parties hereto that arises out of this Agreement, the parties hereby agree to submit such dispute to arbitration before the American Arbitration Association (the “Association”) at its Dallas, Texas, offices, in accordance with the then-current rules of the Association; the award given by the arbitrators shall be binding and a judgment may be obtained on any such award in any court of competent jurisdiction. It is expressly agreed that the arbitrators, as part of their award, may award attorneys fees to the prevailing party.

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IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

INVESTOR:		THE COMPANY:

ADIA NUTRITION, INC.		CEMENT FACTORY, LLC

By:	/s/ Larry Powalisz	By:	/s/ Jeff Sciullo
	Larry Powalisz		Jeff Sciullo
	Chief Executive Officer		Manager

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EXHIBIT A

Certificate of Designation of Preferred Stock of Investor

ADIA NUTRITION, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C PREFERRED STOCK

PURSUANT TO SECTION 78.1955

OF THE NEV ADA REVISED STATUTES

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned does hereby certify, on behalf of Adia Nutrition, lnc., a Nevada corporation (the “Company”), that the following resolution was duly adopted by the Board of Directors of the Company.

WHEREAS, the Articles of Incorporation of the Company, as amended (the “Articles of l11corporation’’), authorize the issuance of up to I 00,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock’’) in one or more series, which Preferred Stock shall have such distinctive designation or title, voting powers or no voting powers, and such preferences, rights, qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, IT IS RESOLVED, that the Board of Directors does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate ofDesignation (this “Certificate of Designation’’)establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

TERMS OF SERIES C PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series C Preferred Stock (the “Series CPreferred Stock’’) and the number of shares so designated shall be Eighty-Nine Million Nine Hundred Ninety-Nine Thousand Nine-Hundred Ninety Nine (89,999,999). Each share of the Series C Preferred Stock shall have a par value of $0.00 I.

Section 2. Fractional Shares. The Series C Preferred Stock may be issued in fractional shares.

Section 3. Voting Rights. Each share the Series C Preferred Stock shall have one (I) vote in all matters requiring shareholder approval.

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Section 4. Dividends. The Series C Preferred Stock shall be treated pari passu with the Company’s common stock, except that the dividend on each share of Series C Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of the Company’s common stock multiplied by the Conversion Rate, as that term is defined in Section 6(a).

Section 5. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, payments to the holders of Series C Preferred Stock shall be treated pari passu with the Company’s common stock, except that the payment on each share of Series C Preferred Stock shall be equal to the amount of the payment on each share of the Company’s common stock multiplied by the Conversion Rate, as tbat term is defined in Section 6(a).

Section 6. Conversion and Adjustments.

(a) Conversion Rate. Each shares of Series C Preferred Stock shall be convertible into four (4) shares of the Company’s common stock (the “Conversion Rate”).

The Conversion Rate shall not be subject to adjustment by a combination of the outstanding shares of the Company’s common stock into a smaller number of shares of common stock.

The Conversion Rate shall be subject to adjustment by a subdivision of the outstanding shares of the Company’s common stock into a greater number of shares of common stock (the “Common Stock Event”) by multiplying the Conversion Rate then in effect by a fraction: ( l) the numerator of which shall be the number of shares of Company common stock issued and outstanding immediately prior to such Common Stock Event and (2) the denominator of which shall be the number of shares of Company common stock issued and outstanding immediately after such Common Stock Event.

(b) Partial Conversion. A holder of shares of Series C Preferred Stock shall have the right to convert, from time to time, some or all of such holder’s shares of Series C Preferred Stock.

(c) Adjustment for Merger and Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger (a “Reorganization Event”) involving the Company in which the Company’s common stock (but not the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property, then each share of Series C Preferred Stock shall be deemed to have been converted into shares of the Company’s common stock at the Conversion Rate.

Section 7. Protection Provisions. So long as any shares of Series C Preferred Stock are outstanding, the Company shall not, without first obtaining the written consent of the holders of a majority the Series C Preferred Stock, alter or change the rights, preferences or privileges of the Series C Preferred Stock.

Section 8. Waiver. Any of the rights, powers or preferences of the holders of the Series C Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding.

Section 9. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Series C Preferred Stock shall have no other rights, privileges or preferences with respect to the Series C Preferred Stock.

A-2

EXHIBIT B

Operating Agreement of the Company

To be delivered separately.

B-1

EXHIBIT C

Referral Agreement

To be delivered separately.

C-1